NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. DECLARES QUARTERLY DIVIDEND

      Wooster, Ohio (June 26, 2006) - Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, has declared a cash dividend of $.12 per share on the Company's common stock for the quarter ending June 30, 2006. This represents an annualized dividend of $.48 per share. The quarterly cash dividend will be paid on July 26, 2006 to stockholders of record as of July 12, 2006.

      At March 31, 2006, Wayne Savings Bancshares, Inc. had total assets of $403.7 million, deposits of $332.6 million, and stockholders' equity of $35.5 million, or 8.80% of total assets. Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:   H. Stewart Fitz Gibbon III
                  Senior Vice President and Chief Financial Officer
                  (330) 264-5767